SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM N-8A

                         NOTIFICATION OF REGISTRATION
               FILED PURSUANT TO SECTION 8(a) OF THE
                        INVESTMENT COMPANY ACT OF 1940

        The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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Name:   DEAN WITTER FINANCIAL SERVICES TRUST
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        (a Massachusetts Business Trust)

Address of Principal Business Office (No. & Street, City, State,
      Zip Code):

         Two World Trade Center, New York, New York  10048
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Telephone Number (including area code):  (212) 392-2550
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Name and address of agent for services of process:

Sheldon Curtis, Esq.
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Two World Trade Center, New York, New York  10048
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Check Appropriate Box:

        Registrant is filing a Registration Statement pursuant to
        Section 8(b) of the Investment Company Act of 1940 con-
        currently with the filing of Form N-8A:  Yes  X   No
                                                      --      --

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of New York and the state of New York on the 15th of November, 1996.

                          DEAN WITTER FINANCIAL SERVICES TRUST
                                           (SEAL)

                                   By  /s/ Sheldon Curtis
                                      -------------------------
                                           Sheldon Curtis
                                           Vice President

Attest:   /s/ Lou Anne McInnis
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              Lou Anne McInnis
              Assistant Secretary